Exhibit 99.1

ZS Pharma Completes Patient Enrollment in ZS004, Its Second Phase 3 Study of ZS-9

in Patients with Hyperkalemia

Company expects to announce top-line results late Q3 or early Q4 2014

Coppell, Texas – July 14, 2014 – ZS Pharma, a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, announced today that it has completed enrollment in ZS004, its second Phase 3 clinical trial of ZS-9 (sodium zirconium cyclosilicate), a novel investigational treatment for hyperkalemia. This randomized, double-blind, placebo-controlled study is designed to confirm, over a longer treatment period, the positive results previously reported for ZS003, a Phase 3 trial in which once-daily doses of ZS-9 maintained potassium levels within the normal range with safety and tolerability similar to placebo. A total of 258 patients with hyperkalemia at 42 participating sites have been enrolled in the ZS004 trial, which was initiated in March 2014. As a result of rapid enrollment, the Company now expects to announce top-line results from ZS004 late in the third quarter or early in the fourth quarter of 2014 and plans to present the full data at medical conferences.

“Completion of enrollment in ZS004 is a key step in advancing the ZS-9 global development program toward planned NDA and MAA submissions in the first half of 2015,” said Robert Alexander, Ph.D., Chief Executive Officer of ZS Pharma. “It also brings us one step closer to potentially making ZS-9 available to patients who need new treatment options for hyperkalemia.”

ZS004 is a global multicenter, multi-dose, prospective, randomized, double-blind, placebo-controlled clinical trial for patients with hyperkalemia (potassium levels >5 mEq/L), including patients with chronic kidney disease (CKD), heart failure, diabetes, and those on renin angiotensin aldosterone system (RAAS) inhibitor therapy. In the open-label induction phase of the trial, patients received 10g of ZS-9 administered three times daily for 48 hours. Patients who achieved normokalemia (potassium levels between 3.5 and 5 mEq/L) were eligible to be randomized in a double-blind fashion to one of three doses of ZS-9 (5g, 10g or 15g) or placebo administered once-daily for 28 days (the randomized withdrawal period). The primary efficacy endpoint of the ZS004 trial is a comparison of the mean serum potassium level of each ZS-9 treatment group compared with that of placebo over the randomized withdrawal period.

In conjunction with ZS004, ZS Pharma is also conducting ZS004E, an extension study that will generate longer-term open-label safety, tolerability and efficacy data in patients who participated in ZS004. In ZS004E, patients will receive an additional 5 months of treatment, resulting in a combined potential of 6 months of treatment with ZS-9 over the course of ZS004 and ZS004E.

About ZS-9’s Clinical Development Program

The ZS-9 clinical program is designed to investigate the treatment of acute and chronic hyperkalemia, regardless of underlying cause. ZS Pharma’s first Phase 3 study, ZS003, a 753 patient randomized, double-blind, placebo-controlled study, showed that ZS-9 rapidly reduced serum potassium in hyperkalemic patients to normal levels within the 48 hour Induction Phase and then controlled potassium within the normal range throughout the 12 day Extended Treatment Phase. In addition, the study provided evidence suggesting that ZS-9 is safe and well-tolerated with an adverse event profile similar to placebo.

In March of 2014, ZS Pharma initiated ZS004, its second Phase 3 clinical trial of ZS-9. ZS004 is a randomized, double-blind, placebo-controlled study designed to confirm, over a longer treatment period, the positive results previously reported for ZS003. The Company also recently initiated ZS005, an open-label, 12 month, long-term maintenance study of ZS-9. The Company plans to file a New Drug Application with the United States Food and Drug Administration and a Marketing Authorization Application with the European Medicines Agency in the first half of 2015.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, congestive heart failure (CHF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

About ZS Pharma

ZS Pharma is a specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission June 18, 2014, which is available from the SEC’s website (www.sec.gov) and on ZS Pharma’s website (www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

###

ZS Pharma Contacts:

Jessica Volchok (Media)	Adam Tomasi (Investors)
BrewLife	ZS Pharma
310.849.7985	650.458.4100
jvolchok@brewlife.com	atomasi@zspharma.com

Source: ZS Pharma